FOR IMMEDIATE RELEASE
Contact: Andrew Gordon, President & CEO
Telephone: (718) 832-0800

Coffee Holding Co., Inc. Announces Formation of Joint Venture

BROOKLYN, New York — March 14, 2006. Coffee Holding Co., Inc. (AMEX:JVA) today announced that it has entered into a joint venture with Coffee Bean Trading-Roasting LLC. Pursuant to the terms of the joint venture, Café La Rica, LLC, a Delaware limited liability company (the “Joint Venture”), will engage in the roasting, packaging and sale of the Café La Rica brand coffee and other coffee products from its new location in Miami, FL. Coffee Holding and Coffee Bean Trading-Roasting will each own 50% of the Joint Venture. All profits earned by the Joint Venture will be divided evenly among Coffee Holding and Coffee Bean Trading-Roasting. Coffee Holding will be the exclusive supplier of coffee inventory for the Joint Venture.

“We are excited about the opportunity to develop a business with a company so well established in the Florida market. We are adding another coffee brand targeting Hispanic consumers, Café La Rica, to our existing portfolio of Café Caribe and Café Supremo, giving us three coffee brands targeted at Hispanic consumers with a national presence. Café La Rica is widely distributed by both large and small retailers, including WalMart and Publix, throughout the state of Florida. By adding these key retailers, we are adding new distribution to customers with whom we do not currently do business,” said Andrew Gordon, President and Chief Executive Officer of Coffee Holding.

“By operating a new production facility in Florida through the Joint Venture, we believe that we will be able to service the Southeastern U.S. markets more effectively and will be in an excellent position to gain market share in the Florida food service market. Most importantly, the operation of a new facility in Florida will accelerate the significant growth opportunities that the state of Florida has for our Hispanic-targeted brands.”

“We believe that the Joint Venture will be accretive to both the top and bottom line,” Mr. Gordon added.

About Coffee Holding Co.

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. Coffee Holding’s private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in Coffee Holding’s Securities and Exchange Commission filings. Coffee Holding undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.